Exhibit (h)(10) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

EXHIBIT A
To the Financial Administration and Accounting Services Agreement
(revised as of 8/13/10)

Federated Core Trust:
Federated Bank Loan Core Fund
Federated Duration Plus Core Fund
Federated Inflation-Protected Securities Core Fund
Federated Mortgage Core Portfolio
High Yield Bond Portfolio